Exhibit 99.2

FOR IMMEDIATE RELEASE

Cintas Corporation Announces $500 Million Expansion Of
Share Repurchase Program

CINCINNATI, OH, July 26, 2006 – Cintas Corporation (Nasdaq: CTAS) today announced that its Board of Directors has approved the expansion of its share repurchase program by an additional $500 million. On May 5, 2005, the Board originally authorized the repurchase of $500 million of Cintas common stock at market prices. With the expansion, the company now has the opportunity to purchase approximately $504 million in additional stock, for a total authorization of $1 billion. Through today, the Company has repurchased approximately $496 million of Cintas stock under the program.

Richard T. Farmer, Chairman of Cintas Corporation stated, “Current market conditions continue to make the repurchase of Cintas common stock an attractive use of funds. The repurchased shares will be held in treasury for general corporate purposes, including reissue in connection with stock option exercises and future acquisitions.”

About Cintas Corporation
Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid and safety products, fire protection services and document management services for approximately 700,000 businesses. Cintas is a publicly held company traded over the Nasdaq Global Select Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index. The Company has achieved 37 consecutive years of growth in sales and earnings, to date.

Contacts:
William C. Gale, Sr. Vice President and Chief Financial Officer, Cintas Corporation, 513-573-4211
Michael L. Thompson, Vice President and Treasurer, Cintas Corporation, 513-573-4133